                                                                      EXHIBIT 11

                     STERLING VISION, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (Unaudited)
                      (In Thousands, Except Per Share Data)

                                          Three Months Ended      Nine Months Ended
                                             September 30,           September 30,
                                           1996       1995         1996       1995
                                           ----       ----         ----       ----
PRIMARY EARNINGS (LOSS)

  Net income(loss)                        $  (760)   $1,379       $  (749)  $ 3,410
                                          =======    ======       =======   =======

  Weighted average number of common
      shares outstanding                   12,325     9,963        12,325     9,963

  Incremental shares based on the
      treasury stock method for stock
      options, using the average
      market price                             82       -              82       -
                                          -------   -------       -------   -------

  Weighted average number of common
      share and common share
      equivalents outstanding              12,407     9,963        12,407     9,963
                                          =======   =======        ======   =======

  Primary earnings (loss) per common
      share                               $  (.06)  $   .14       $  (.06)  $   .34
                                          =======   =======       =======   =======

FULLY DILUTED EARNINGS (LOSS)*

  Net income (loss)                       $  (760)  $ 1,379       $  (749)  $ 3,410
                                          =======   =======       =======   =======

  Weighted average number of common
      shares outstanding                   12,325     9,963        12,325     9,963

  Incremental shares based on the
      treasury stock method for stock
      options, using the average market
      price                                   170       -             170       -
                                          -------   -------       -------   -------

  Weighted average number of common
      share and common share

      equivalents outstanding              12,495     9,963        12,495     9,963
                                          =======   =======       =======   =======

  Fully diluted earnings (loss) per
       common share                       $  (.06)  $   .14       $  (.06)  $   .34
                                          =======   =======       =======   =======

* This calculation is submitted in accordance with Securities Exchange Act of 1934, Release No.9083, although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.